February 2023

Putnam's Code of Ethics

Putnam INVESTMENTS

Putnam Investments Code of Ethics

Putnam Investments is required by law to adopt a Code of Ethics (the “Code”). The objective of the Code is that Putnam’s employees comply with all applicable laws and avoid any actual, apparent, or potential conflict of interest that could be perceived to interfere with the fiduciary duty Putnam owes to its clients or with Putnam’s interests. It is the duty of Putnam’s employees ethically to handle all actual, apparent, and potential conflicts of interest that may arise. This Code of Ethics is designed to strengthen the trust and confidence our clients place in us and to demonstrate that our clients’ interests come first.

Adherence to the Code is a fundamental condition of employment at Putnam. Every employee is expected to adhere to the requirements of the Code. Any employee failing to do so may be subject to disciplinary action, including financial penalties and termination of employment, as determined by the Code of Ethics Oversight Committee.

Table of Contents

Definitions		6
Section 1 —Personal Securities Rules for All Employees		8
1.1.	Pre-clearance Requirements	8
1.2.	Restricted List	9
1.3.	Prohibited Transactions	10
1.4.	Policy Regarding Frequency of Personal Trading	10
Section 2 —Putnam Mutual Funds, Closed-End Funds, and Exchange-Traded Funds		11
2.1.	Holding Putnam Mutual Fund Shares at Putnam	11
2.2.	Putnam Mutual Funds —Linked Accounts	11
2.3.	Putnam —Closed-End Funds	11
2.4.	Putnam Exchange-Traded Funds	11
Section 3 —Additional Rules for Access Persons and Certain Investment Professionals		12
3.1.	60-Day Short-Term Rule —All Access Persons	12
3.2.	7-Day Pre-Trade Rule (Portfolio Managers and Analysts)	12
3.3.	7-Day Post-Trade Rule (Portfolio Managers and Analysts)	13
3.4.	Contra-Trading Rule (Portfolio Managers)	14
3.5.	No Personal Benefit (Portfolio Managers and Analysts)	14
Section 4 —Reporting Requirements		15
4.1.	Brokerage/Securities Accounts —Initial and Annual Requirements	15
4.2.	Separate Provisions for Brokerage/Securities Accounts That Are Professionally Managed
	(Discretionary) Accounts —Initial and Annual Requirements	15
4.3.	Account Confirmations and Statements	16
4.4.	Approved Brokers —U.S. Employees Only	16
Section 5 —Additional Reporting, Certification, and Training Requirements		17
5.1.	Initial/Annual Holdings Report —Access Persons Only	17
5.2.	Initial holdings report	17
5.3.	Annual holdings report	17
5.4.	Quarterly Transaction Report —Access Persons Only	17
5.5.	Annual Certification —All Employees	17
5.6.	Training Requirements —All Employees	18
5.7.	Maintenance and Distribution of the Code of Ethics	18
5.8.	Procedures and Timeliness	18

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Section 6 —General Ethics Rules for All Employees		19
6.1.	Conflicts of Interest	19
6.2.	Outside Business Activities	19
6.3.	Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments	20
6.4.	Service As a Public Official	20
6.5.	Family Members’ Conflict Policy	20
6.6.	CFA Institute Code of Ethics and Standards of Professional Conduct	21
6.7.	Business Ethics, Ombuds, and Hotlines	21
Section 7 —Material, Non-Public Information and Insider Trading		22
7.1.	Material, Non-Public Information and Insider Trading	22
7.2.	Reporting and Restrictions	22
7.3.	Special Provisions Applicable to Putnam Affiliates	22
7.4.	Putnam Equity Plan, TH Lee Funds, and Putnam Hedge Funds	23
7.5.	PIL Employees	23
Section 8 —Sanctions		24
Section 9 — Procedures for Determinations and Exemptions		25
Appendix		26

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Definitions

Access Person Putnam has identified certain employees as Access Persons due to their position or access to investment information. Access Persons are held to a higher standard under the Code than other employees. Please ask the Code of Ethics Officer if you have any question whether you are an Access Person. The following employees are Access Persons:

•All employees of Putnam’s Investment Management Division

•All employees of the Global Investment Strategies Group/Division

•All employees of the International RFP Group

•Employees of the Operations Division within the following specific groups and departments:

» Fund Administration Group	» Investment Data Services

•Any employee in the following groups or divisions who reports directly to a member of the Operating Committee:

» Investor Services Group	» Defined Contribution Investment Only Group
» Accounting and Middle Offices Services Group	» Global Distribution Division (including Putnam Retail
» Marketing and Corporate Communications	Management, Putnam Global Institutional
Division	Management, and Japan businesses)

•All members of Putnam’s Operating Committee

•All employees of Putnam Investments Limited (PIL) and all other Putnam employees based in Europe

•All directors and officers of a registered investment advisor affiliate, e.g., Putnam Investment Management, LLC (PIM), or The Putnam Advisory Company, LLC(PAC)

•All employees who have access to My Putnam (unless access is limited to the Wall Street Journal, Factiva, or other systems that do not allow access to non-public information about Putnam products, as determined by the Code of Ethics Officer)

•Employees who have systems access or other access to non-public information about any client’s purchase or sale of securities or to information regarding portfolio holdings or recommendations with respect to such purchases or sales

•Others as determined by the Code of Ethics Officer, including certain employees in rotational programs

Business or financial relationship refers to any type of existing or prospective arrangement between Putnam, on the one hand, and another entity or person, on the other hand, in which Putnam provides or receives financial consideration, goods, services, or advice. It also includes any investment by Putnam for itself or its clients. This means that there is a business or financial relationship between Putnam and each portfolio company.

Closed-end fund means a fund that has a fixed number of shares outstanding and does not redeem its shares. Closed-end funds typically trade like stocks on an exchange.

The Code of Ethics Officer and the Deputy Code of Ethics Officer are responsible for enforcing and interpreting the Code. The following are the current members of the Code of Ethics staff, each of whom can answer employee questions and provide other assistance regarding the Code:

Code of Ethics Officer	James Clark	617-760-8939
Deputy Code of Ethics Officer	Akiko Lindholm	617-760-2177
Sr. Compliance Specialist	Dana Scribner-Shea	617-760-7182

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Code of Ethics Oversight Committee has oversight responsibility for administering the Code of Ethics. Members include the Code of Ethics Officer and other members of Putnam’s senior management appointed by the Chief Executive Officer of Putnam. The Committee reviews and approves Code revisions, violations, and sanctions. In certain instances, requests for exemptions may require the approval of the Committee. The Committee meets on a quarterly basis or as otherwise necessary.

Exchange-traded fund (ETF) means a fund (other than a closed-end fund) that can be traded on an exchange throughout the day like a stock. ETFs often track an index. Examples include (but are not limited to) SPDRs, WEBs, QQQQs, iShares, and HLDRs.

Immediate Family means the Putnam employee’s spouse, domestic partner, fiancé(e), or other family members who are living in the same household or financially dependent on the Putnam employee. Financial dependence, for this purpose, means substantial and regular reliance by the family member on the Putnam employee to meet the family member’s financial obligations, including, for example, the costs of housing or educational expenses. Immediate Family also includes any other family members, including in-laws, for whom the Putnam employee can exercise investment discretion, regardless of whether or not they live in the same household.

Private placement means any offering of a security not offered to the public and not requiring registration with the relevant securities authorities, including but not limited to, equity or debt issued by a privately held company, private funds, hedge funds, or other privately offered securities.

Putnam means any or all of Putnam Investments, LLC and its subsidiaries (other than PanAgora Asset Management, Inc. and any of its subsidiaries), any one of which shall be a Putnam company.

Putnam employee, or employee, means any employee of Putnam and, for purposes of all rules in Sections 1, 2, and 3, also includes the following:

•Members of the Immediate Family of a Putnam employee;

•Any trust in which a Putnam employee or Immediate Family member is a trustee with investment discretion;

•Any account for a partnership in which a Putnam employee or Immediate Family member is a general partner or a partner with investment discretion;

•Any closely held entity (such as a partnership, limited liability company, or corporation) in which a Putnam employee or Immediate Family member holds a controlling interest and with respect to which he or she has investment discretion;

•Any account (including any retirement, pension, deferred compensation, or similar account) in which a Putnam employee or Immediate Family member has a substantial economic interest and over which the Putnam employee or Immediate Family member exercises investment discretion;

•Any account other than a Putnam client account that receives investment advice of any sort from the employee or Immediate Family member, or as to which the employee or Immediate Family member has investment discretion.

Putnam ETF means any exchange-traded fund managed, sub-advised, and/or sponsored by Putnam Investments and its investment adviser subsidiaries.

Security The instruments required to be pre-cleared under Section 1.1 are considered to be securities for purposes of this Code and are also required to be reported by Access Persons under Section 4. In addition, transactions in exchange- traded funds (ETFs), exchange-traded notes (ETNs), exchange-traded commodities (ETCs), options, futures, and other derivative securities are required to be reported by Access Persons under Section 4, even for those instruments that are not required to be pre-cleared pursuant to Section 1.1(c).

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Section 1 — Personal Securities Rules for All Employees

Putnam maintains the Code of Ethics PTA system to assist employees in fulfilling their obligations under the Code of Ethics. This system can be accessed by selecting the Code of Ethics PTA link, which appears on Putnam’s intranet page in the Secure information section under My information. This system allows the automated pre-clearance of publicly traded equities and other securities trading on major U.S. and other exchanges. To pre-clear an options contract for a publicly traded security, pre-clear the underlying security in the Code of Ethics PTA system. To request clearance to trade bonds or other securities, you must contact the Code of Ethics staff. Pre-clearance hours are 9:00 a.m. to 4:00 p.m. Eastern Time.

1.1. Pre-clearance Requirements

The pre-clearance requirements under this section apply to employees who are Access Persons.

1.1(a) Employees must pre-clear all trades in the following securities:

•Stocks of companies

•Bonds and other debt instruments, including new offerings (including preferred stock, corporate, municipal, high-yield, and convertible bonds)

•Options, warrants, and all other derivatives of any underlying securities that themselves require pre-clearance

•Closed-end funds, including Putnam closed-end funds

Employees must also pre-clear the following transactions:

•Private placements and purchases of hedge funds or other private investment funds, which must receive pre-approval from the Code of Ethics Oversight Committee (sales of private placements, hedge funds, or other private investment funds do not need to be pre-cleared; however, they must be reported)

•Donating or gifting of securities

•Shares purchased by subscription or by mail (if purchasing directly from a company’s transfer agent by check, you must pre-clear the day the check is to be mailed)

•Tendering securities from your personal account

•Loans, or guarantees of obligations, being made to non-family members with whom Putnam has a business or financial relationship

•Exercising rights to purchase shares of a company’s stock (other than involuntary exercises)

•Exercising options or warrants to acquire shares of a company’s stock (other than involuntary exercises as set forth under Section 1.1(c))

1.1(b) Provisions Applicable to Pre-clearances

Apre-clearance is only valid for trading on the day it is obtained. However, trades by employees in Putnam’s Asian or European offices, or trades by any employees in securities listed on Asian or European stock exchanges, may be executed within one business day after pre-clearance is obtained. If the Code of Ethics system does not recognize a security, if an employee is unable to use the system, or if he or she has any questions with respect to the system or pre-clearance, the employee must contact the Code of Ethics staff.

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1.1(c) Exceptions from Pre-clearance Requirements

Pre-clearance is not required for certain transactions. (Please note that reporting may still be required for Access Persons even when pre-clearance is not required. See Sections 4 and 5 for reporting requirements.) Pre-clearance is not required for:

•Open-end mutual funds

•Currencies and currency forwards, including cryptocurrencies

•Commodities

•Treasury securities and other U.S. and other sovereign government debt (Please note that agency securities, such as securities issued by Fannie Mae and Freddie Mac, require pre-clearance.)

•Certificates of deposit (CDs), commercial paper, repurchase agreements, bankers’ acceptances, and other money market instruments

•Options and futures and all other derivatives based on an index of securities

•Exchange-traded funds (ETFs) other than single-stock ETFs, exchange-traded notes (ETNs), and exchange-traded commodities (ETCs)

•Putnam ETFs (however, certain investment professionals need to pre-clear trades in Putnam ETFs — see Section 1.1(d) below)

•Trades in approved discretionary accounts (see Section 4.2 for additional information)

•Transactions that are involuntary (i.e., not initiated by the employee or an Immediate Family member covered under the Code), including dividend reinvestments under an automatic program of a publicly traded issuer and broker actions not initiated by the employee, such as option assignments or sales out of the brokerage account to cover fees or margin calls (provided the employee may not have withdrawn funds from the margin account in the prior 10 days)

1.1(d) Putnam ETFs Pre-clearance Rule for Certain Investment Professionals

Personnel in the Equity Trading and Capital Markets groups, Portfolio Managers of any Putnam ETF, and any other Putnam personnel designated by the Code of Ethics Officer must pre-clear personal trades in Putnam ETFs by contacting the Code of Ethics staff. To enable timely processing, requests should be placed with the Code of Ethics staff by 12:00 p.m. on the day of the trade; requests are good only for the trading day on which they are submitted.

1.2. Restricted List

The Restricted List rule under this section applies to employees who are Access Persons.

Employees may not trade in securities that are on Putnam’s Restricted List, except as set forth below under “Large-/ Mid-Cap Exemption.” There are a number of reasons why a security may appear on the Restricted List, and securities are placed on the Restricted List under criteria, and in specific circumstances, as determined by the Code of Ethics Officer or the Code of Ethics Oversight Committee. If a security is not on the Restricted List, other classes of securities of the same issuer (e.g., preferred or convertible preferred stock) may be on the Restricted List. It is the employee’s responsibility to identify with particularity the class of securities being pre-cleared. Bonds are generally restricted at the issuer level.

Large-/Mid-Cap Exemption An employee may trade up to $25,000 in principal amount of the shares of a security appearing on the Restricted List if it is an equity security of an issuer with a market capitalization greater than $2 billion. However, these transactions must still be pre-cleared. Market capitalization is defined as outstanding shares multiplied by current price per share.

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1.3. Prohibited Transactions

The following transactions and activities are prohibited for all employees:

1. Good-until-canceled orders (GTC). Any order not executed on the day of pre-clearance must be resubmitted for pre-clearance before being executed on a subsequent day.

2. Short sales of any security that is subject to pre-clearance requirements. However, short sales against the box are permitted. In addition, opening an option position that would result in a short position in the underlying security upon assignment or expiration is also prohibited (i.e., buying a put option or selling a call option without owning a number of shares at least equal to the delivery obligation under the contract is prohibited). Purchasing a put option or selling a call option would not be considered acceptable if the only position covering such option would be another option position, such as purchasing a call option or selling a put option to avoid a violation.

3. Purchasing equity securities in an initial public offering (IPO). Although exceptions from this prohibition will rarely be granted, employees may request an exemption from the Code of Ethics Officer, who may grant exceptions in unusual cases such as when an Immediate Family member’s association or employment with the issuer warrants consideration or when the employee has had a pre-existing status for at least two years as a policyholder or depositor in connection with a bank or insurance company conversion from mutual or cooperative form to stock form.

4. Trading with material non-public information (see Section 7)

5. Personal trading with Putnam client portfolios. Putnam employees may not buy or sell securities when the employee knows a Putnam client account is on the other side of the trade.

6. Participating in an investment club

7. Spread betting. PIL employees may not enter into any spread betting contracts on financial instruments.

8. Opening a discretionary account (see Section 4.2) and trading securities requiring pre-clearance, without obtaining proper advance approval for that account as required

9. Investing in a public digital coin/token offering

10. Investments in single-stock ETFs. Note: Investments in single-Treasury ETFs are permitted, but are reportable transactions for Access Persons.

1.4. Policy Regarding Frequency of Personal Trading

Putnam employees are not limited to a pre-determined number of trades in securities during a specified time frame. However, excessive trading by an employee can divert the employee’s attention from his or her responsibilities as an employee and increases the possibility of engaging in transactions that are in actual or apparent conflict with Putnam’s client accounts. In addition, excessive short-term trading by an employee in shares of a Putnam-managed fund can also create actual or apparent conflicts with other shareholders of such fund and may have other detrimental effects as described in the prospectus or other disclosure document for such fund. Putnam reserves the right to monitor the number of trades (including for these purposes trades in securities that are required to be pre-cleared under Section 1.1(a), shares of Putnam-managed funds, and other securities that are required to be reported under Section 5.1 or 5.2, such as ETFs, ETNs, ETCs, options, futures, and other derivative securities) executed by an employee and members of his or her Immediate Family and may review any such activity that appears to be excessive with the employee’s manager(s) and/or the Code of Ethics Oversight Committee, as deemed appropriate by the Code of Ethics Officer. The Code of Ethics Oversight Committee shall have the authority to address any circumstances of excessive trading in securities or excessive short-term trading in shares of a Putnam-managed fund in accordance with Section 8 of this Code.

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Section 2 — Putnam Mutual Funds, Closed-End Funds, and Exchange-Traded Funds

2.1. Holding Putnam Mutual Fund Shares at Putnam

Putnam employees must hold shares of Putnam open-end U.S. mutual funds through accounts maintained at Putnam, with Putnam Retail Management (PRM) listed as the dealer of record. All transactions must be executed through Putnam and not through an outside broker or other intermediary.

These requirements also apply to:

•Self-directed IRA accounts holding Putnam fund shares;

•Variable annuities and variable insurance contracts, such as Putnam/Hartford Capital Manager and Allstate Advisor, which invest in Putnam Variable Trusts (must list PRM as dealer but may be held at the insurer)

In limited circumstances, retirement, pension, deferred compensation, health savings, and similar accounts (and variable insurance arrangements) that cannot be legally transferred to Putnam may be allowed to hold Putnam funds upon approval of the Code of Ethics Officer. For example, a spouse of a Putnam employee may have a 401(k)/Profit Sharing Plan with his or her employer that invests in Putnam funds. The employee must notify the Code of Ethics Officer in writing, provide the reason why the account cannot be transferred to Putnam, and arrange for all account statements and confirmations to be sent to the Code of Ethics staff, if approved.

2.2. Putnam Mutual Funds — Linked Accounts

All employees are required to ensure that their Immediate Family members’ accounts holding Putnam mutual funds are linked to comply with the requirements stated above and to permit monitoring for excessive short-term trading in accordance with Section 1.4. To ensure these accounts are linked, log on to Putnam’s intranet home page at http://intranet/home/index.shtml, and select Secure information -> My information -> Linked Putnam mutual fund accounts.

2.3. Putnam — Closed-End Funds

2.3(a) Pre-clearance and Reporting

Putnam closed-end fund shares are subject to the same pre-clearance and reporting requirements as other stocks. A list of the Putnam closed-end funds can be obtained from the Code of Ethics staff.

2.3(b) Special Rules Applicable to Portfolio Managers to Putnam Closed-End Funds, Group Heads in the Investment Division, Operating Committee members, and officers of the Putnam Funds

Portfolio Managers to Putnam closed-end funds, Group Heads in Putnam’s Investment Division, Putnam Operating Committee members, and officers of the Putnam Funds will not receive clearance to engage in any combination of purchase and sale, or sale and purchase, of the shares of a given closed-end fund within six months of each other. Therefore, purchases should be made only if you intend to hold the shares more than six months, and sales should not be made if you plan to purchase more shares of that fund within six months.

2.4. Putnam Exchange-Traded Funds

Putnam employees may invest in Putnam ETFs, subject to the pre-clearance requirement set forth in Section 1.1(d) for certain investment professionals. However, Putnam employees must hold shares of Putnam ETFs in accounts maintained by an approved broker-dealer — see Section 4.4 below.

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Section 3 — Additional Rules for Access Persons and Certain Investment Professionals

3.1. 60-Day Short-Term Rule — All Access Persons

Access Persons may not sell a security at a price higher than any price paid for that security within the past 60 calendar days, or buy a security at a price below which he or she sold the same security within the past 60 days. This rule applies to transactions across all accounts of the employee. All trades for the previous 60 days in all accounts will be compared to the trade date for the transaction in question to determine whether a violation has occurred. Thus, if within a 60-day period, an employee buys a security for $10, buys it again for $15, and then sells shares of this security for $12, this will be considered a violation even though some shares of the security in question were bought for a higher price. To further illustrate the rule, if an employee buys a security for $15 on one day, buys it again for $10 a year later, and then less than 60 days after the second purchase sells shares of this security for $12, this will be considered a violation even though some shares of the security in question were bought for a higher price more than 60 days earlier. Access Persons may also not open an option transaction for a contract that expires in 60 days or less. The holding period for securities acquired upon exercise of a purchased call option shall be calculated using the date of acquisition of the option (rather than the date of exercise of the option) as the starting point for the 60-day holding period. Further, this rule also applies to common stock and option exercise transactions. For example, an employee may purchase calls/call spreads, and he or she may buy/sell a common stock of the same security (because transactions in options and common stock shares are treated differently); however, if the employee plans to exercise the option, he or she need to ensure that it is not in the opposite direction of the common stock transaction (at a profit) that he or she traded within the past 60 days. Although portfolio managers and analysts may sell securities at a profit within 60 days of purchase in order to comply with the requirements of the 7-Day Pre-Trade and 7-Day Post-Trade Rules (see Sections 3.2 and 3.3), any profit must be disgorged and paid to charity.

This 60-Day Short Term Rule will not apply to trades in ETFs, including Putnam ETFs.

3.2. 7-Day Pre-Trade Rule (Portfolio Managers and Analysts)

3.2(a) Portfolio Managers

Purchases in a Client Account

Before a portfolio manager places an order to purchase a security or related derivative for any Putnam client portfolio that he or she manages, he or she must sell that security or related derivative if he or she has purchased it in a personal account within the preceding seven calendar days.

Sales in a Client Account

When a portfolio manager enters an order to sell a security or related derivative for any Putnam client portfolio that he or she manages, he or she must disgorge to charity any losses avoided if he or she sold the security or related derivative in a personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the selling price for the client account, multiplied by the number of shares sold for the personal account.

For certain designated sleeved funds or portfolios, if a portfolio manager (but not the Chief Investment Officer of Equities and Director of Equity Research, who are not eligible for this exception) does not actually manage the sleeves of the funds or portfolios, but rather is a named portfolio manager for the overall fund(s), and if the portfolio manager does not have any actual knowledge of day-to-day trade activities and upcoming changes in ratings of securities in the sleeves of the funds or portfolios, the Code of Ethics Officer, the Deputy Code of Ethics Officer, or their designee may override this rule 3.2(a).

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3.2(b) Analysts

Purchase/Outperform/Upgrade Recommendations

Before an analyst (i) initiates coverage, (ii) makes a “purchase,” “outperform,” or similar recommendation, or (iii) upgrades any previous recommendation for a security or related derivative (including designation of a security for inclusion in the portfolio of Putnam Research Fund), he or she must sell that security or related derivative if he or she has purchased it in a personal account within the preceding seven calendar days.

Sell/Underperform/Downgrade Recommendations

When an analyst (i) makes a “sell,” “underperform,” or similar recommendation, (ii) downgrades any previous recommendation, or (iii) ceases coverage for a security or related derivative (including designation of a security for sale from the portfolio of Putnam Research Fund), he or she must disgorge to charity any losses avoided if he or she sold the security in a personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the price at the time that the recommendation is made, multiplied by the number of shares sold for the personal account.

For certain designated sleeved funds or portfolios, if an analyst (but not the Chief Investment Officer of Equities and Director of Equity Research , who are not eligible for this exception) does not actually manage the sleeves of the funds or portfolios, but rather is a named portfolio manager for the overall fund(s), and if the analyst does not have any actual knowledge of day-to-day trade activities and upcoming changes in ratings of securities in the sleeves of the funds or portfolios, the Code of Ethics Officer, the Deputy Code of Ethics Officer, or their designee may override this rule 3.2(b).

3.3. 7-Day Post-Trade Rule (Portfolio Managers and Analysts)

3.3(a) Portfolio Managers

Purchases in a Client Account

No portfolio manager shall sell any security or related derivative in a personal account until seven calendar days have elapsed after the date of the most recent purchase of that security or related derivative by any Putnam client portfolio he or she manages or co-manages.

Sales in a Client Account

No portfolio managers shall purchase any security or related derivative in a personal account until seven calendar days have elapsed after the date of the most recent sale of that security or related derivative from any Putnam client portfolio that he or she manages or co-manages.

For certain designated sleeved funds or portfolios, if a portfolio manager (but not the Chief Investment Officer of Equities and Director of Equity Research, who are not eligible for this exception) does not actually manage the sleeves of the funds or portfolios, but rather is a named portfolio manager for the overall fund(s), and if the portfolio manager does not have any actual knowledge of day-to-day trade activities and upcoming changes in ratings of securities in the sleeves of the funds or portfolios, the Code of Ethics Officer, the Deputy Code of Ethics Officer, or their designee may override this rule 3.3(a).

3.3(b) Analysts

Purchase/Outperform/Upgrade Recommendations

No analyst shall sell any security or related derivative from a personal account until seven calendar days have elapsed after the date of (i) a “purchase,” “outperform,” or similar recommendation or (ii) any upgrade of a previous recommendation for that security or related derivative (including designation of a security for inclusion in the portfolio of Putnam Research Fund).

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Sell/Underperform/Downgrade Recommendations

No analyst shall purchase any security or related derivative in a personal account until seven calendar days have elapsed after the date of (i) a “sell,” “underperform,” or similar recommendation or (ii) any downgrade of a previous recommendation or ceasing coverage for that security or related derivative (including the removal of a security from the portfolio of Putnam Research Fund).

For certain designated sleeved funds or portfolios, if an analyst (but not the Chief Investment Officer of Equities and Director of Equity Research, who are not eligible for this exception) does not actually manage the sleeves of the funds or portfolios, but rather is a named portfolio manager for the overall fund(s), and if the analyst does not have any actual knowledge of day-to-day trade activities and upcoming changes in ratings of securities in the sleeves of the funds or portfolios, the Code of Ethics Officer, the Deputy Code of Ethics Officer, or their designee may override this rule 3.3(b).

3.4. Contra-Trading Rule (Portfolio Managers)

No portfolio manager shall, without prior clearance and written approval (which may be satisfied by email) from the Chief Investment Officer and Code of Ethics Officer, sell in a personal account any securities or related derivative securities that are held in any Putnam client portfolio that he or she manages or co-manages. Contact the Code of Ethics Officer for a copy of the Contra-Trading Rule Clearance Form. For certain designated sleeved funds or portfolios, the Code of Ethics Officer, the Deputy Code of Ethics Officer, or their designee may permit a sale in the portfolio manager’s personal account without obtaining written approval from the Chief Investment Officer and Code of Ethics Officer, if the portfolio manager (but not the Chief Investment Officer of Equities and Director of Equity Research, who are not eligible for this exception) does not actually manage the sleeves of the funds or portfolios, but rather is a named portfolio manager for the overall fund(s), and if the portfolio manager does not have any actual knowledge of day-to-day trade activities and upcoming changes in ratings of securities in the sleeves of the funds or portfolios.

3.5. No Personal Benefit (Portfolio Managers and Analysts)

No portfolio manager shall cause, and no analyst shall recommend, an action that would cause a Putnam client to take action for the portfolio manager’s or analyst’s own personal benefit. A portfolio manager who trades in, or an analyst who recommends, particular securities for a Putnam client account in order to support the price of securities in his personal account, or who “front runs” a Putnam client order, is in violation of this rule.

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Section 4 — Reporting Requirements

4.1. Brokerage/Securities Accounts — Initial and Annual Requirements

All employees (on their own behalf and on behalf of their Immediate Family members (see Definitions)) are required to report the existence of any accounts that have the capability of purchasing any securities. This rule includes all brokerage accounts, accounts held directly at an issuer’s transfer agent, and securities held in physical certificate form by an employee or any Immediate Family member of the employee, or any other accounts in which reportable securities can be traded and/or held. The only investment accounts excluded from this rule are accounts that are only permitted to hold open-end mutual funds (other than Putnam open-end funds) and no other investments, and Treasury Direct accounts, which can only purchase Treasury securities.

To satisfy this requirement, a new employee must complete the Code of Ethics and Broker Account Certification, and Access Persons must also complete Initial Holdings Certification in the Code of Ethics PTA system, and supply the Code of Ethics Department with a copy of the most recent statement for each account, within the required time frame below:

•Access Persons —within 10 days of hire

•Non-access Persons—within 30 days of hire

In addition, a new employee must obtain written approval from the Code of Ethics staff to maintain his/her reportable accounts within 30 days of hire.

All current U.S. employees must contact the Code of Ethics staff and obtain written approval from the Code of Ethics staff prior to opening any new accounts outside of Putnam (including accounts being opened for Immediate Family members) and disclose them. This Rule includes all brokerage accounts (including a self-directed brokerage account in the Putnam 401(k) plan), accounts held directly at an issuer’s transfer agent, and securities held in physical certificate form by an employee or any Immediate Family member of the employee, or any other accounts in which reportable securities can be traded and/or held.

Non-U.S. current employees opening a new account (including accounts being opened for Immediate Family members) must disclose them to the Code of Ethics Department prior to opening, or immediately after opening, the account in advance of the first personal securities transaction in the account.

All employees will be required to certify annually that all accounts requiring disclosure are accurately listed in the Code of Ethics PTA system.

4.2. Separate Provisions for Brokerage/Securities Accounts That Are Professionally Managed (Discretionary) Accounts — Initial and Annual Requirements

If you wish to establish a professionally managed or discretionary account (including professionally managed or discretionary accounts being opened for Immediate Family members), where you completely turn over decision-making authority to a professional money manager who is not subject to this Code and you have no direct or indirect influence or control over the discretionary account, you must disclose the existence of the account and receive approval from the Code of Ethics staff in advance of the first personal securities transaction (new employees have 30 days to obtain the appropriate approval). You do not need to pre-clear or report securities transactions in these accounts. Please note that a discretionary account may not purchase an IPO or hold Putnam open-end mutual funds. The broker or advisor maintaining discretion over the account must be an independent third party, not affiliated with or related to a family member of the Putnam employee in any way.

In order for the account to be considered discretionary, the employee must:

1. Complete an initial certification in which both the employee and the broker/advisor certify that the Putnam employee or Immediate Family member does not participate in investment decisions on the account;

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2. Complete an annual certification in which the employee certifies that the Putnam employee or Immediate Family member does not participate in investment decisions on the account, and does not have direct or indirect influence or control over the account;

3. Respond, and arrange for the employee’s broker/advisor to respond, to such inquiries as deemed advisable by the Code of Ethics staff in their assessment of whether the account is discretionary; and

4. Ensure that copies of broker statements are delivered to Putnam Investments.

4.3. Account Confirmations and Statements

All employees are required to ensure that copies of all confirmations and statements are delivered to Putnam for all accounts described in Section 4.1, and to ensure that copies of all statements (but not confirmations) are delivered to Putnam for all discretionary accounts described in Section 4.2. When the employee discloses the account as required, the Code of Ethics staff will issue a 407 letter or other communication to the entity where the employee’s account is held, requesting that confirmations and statements be sent to Putnam on the employee’s behalf. However, it is ultimately the employee’s responsibility to ensure that his or her broker has complied with this request. Employees in non-U.S. offices may be subject to different requirements with respect to the frequency of providing account confirmations and statements. Any such different requirements will be communicated to the employees by the Code of Ethics staff.

If it is discovered that these reports are not being delivered to Putnam, the Code of Ethics staff will bring this issue to the employee’s attention and request he or she assist in rectifying the issue. If it is determined that a broker has failed to comply with requests to deliver these reports, Putnam reserves the right to require the employee to close the account within 30 days by transferring the account to another dealer willing to comply with this requirement (any trades as a result of a transfer must be pre-cleared). In cases where Putnam has an electronic reporting relationship established with a firm, Putnam may rely on this electronic reporting for monitoring and record keeping in lieu of receiving trade confirmations and statements via mail.

4.4. Approved Brokers — U.S. Employees Only

U.S. employees of Putnam are required to hold each of their personal accounts (including any retirement, pension, deferred compensation, or similar accounts) at a Putnam-approved broker that provides Putnam with an electronic broker feed. The list of approved brokers is posted to the Putnam Compliance intranet homepage and the Code of Ethics PTA system. In limited circumstances, employees may be allowed to hold personal accounts at a non-Putnam-approved broker (examples include retirement accounts at current employers of Immediate Family members and accounts that cannot legally be transferred to Putnam-approved brokers). In such a case, the employee must notify the Code of Ethics Officer in writing and provide the reason why the account cannot be transferred to a Putnam-approved broker or why the employee otherwise requests an exception be granted by the Code of Ethics Officer or Deputy Code of Ethics Officer. In the event an exception is granted, the employee must arrange for trade confirmations and account statements (quarterly) to be sent to the Code of Ethics staff.

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Section 5 — Additional Reporting, Certification, and Training Requirements

5.1. Initial/Annual Holdings Report — Access Persons Only

Access Persons must disclose and certify their securities holdings, including all holdings for Immediate Family member accounts, within 10 days of hire (or within 10 days of becoming an Access Person) and then on an annual basis thereafter (within 45 days after the end of the year). The report of securities holdings must include all securities that require pre-clearance under Section 1.1, as well as holdings in non-U.S. sovereign government debt, ETFs, ETNs, ETCs, options, futures, and other derivative securities, and holdings of Putnam open-end U.S. mutual funds not held through a Putnam account and U.S. registered mutual funds to which Putnam acts as advisor or sub-advisor (see Section 4). Each of the initial and annual holdings reports must contain the following information:

5.2. Initial holdings report

•The title, number of shares, and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person,

•The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities could be held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•The date that the report is submitted by the Access Person.

5.3. Annual holdings report

•The title, number of shares, and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership,

•The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities could be held for the direct or indirect benefit of the Access Person; and

•The date that the report is submitted by the Access Person.

5.4. Quarterly Transaction Report — Access Persons Only

Access Persons must disclose and certify all their personal securities transactions, including transactions for Immediate Family member accounts, within 20 calendar days following the end of each quarter. If the 20th of a month after the end of a quarter falls on a holiday or weekend, the Code of Ethics Officer may extend the deadline. In addition to the securities requiring pre-clearance under Section 1.1, Access Persons are also required to disclose and certify all personal transactions in non-U.S. sovereign government debt, as well as ETFs, ETNs, ETCs, options, futures, and other derivative securities, and not just those requiring pre-clearance. The quarterly transaction report must contain the following information:

•The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each transaction involved,

•The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition),

•The price of the security at which the transaction was effected,

•The name of the broker, dealer, or bank with or through which the transaction was effected, and

•The date that the report is submitted by the Access Person

5.5. Annual Certification — All Employees

Each calendar year, all employees will be required to certify that they have reviewed and understand the rules and requirements of the Code and that the list of brokerage accounts (for the employee and all Immediate Family members) disclosed in the Code of Ethics PTA system is accurate. An email notification will be sent informing employees of their requirement and the due date.

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5.6. Training Requirements — All Employees

As deemed necessary by the Code of Ethics staff, employees will be required to complete training on Putnam’s Code of Ethics. Email notifications will be sent notifying employees of the requirements and the due date.

5.7. Maintenance and Distribution of the Code of Ethics

When revisions are made to the Code of Ethics, all employees will receive a revised version of the Code. The Code will be available to all employees on Putnam’s intranet site. Hard copies may be requested by contacting the Code of Ethics staff.

5.8. Procedures and Timeliness

Most certifications and reports required by the Code are completed in the Code of Ethics PTA system. There are strict deadlines for these filings. Planned absences, vacations, and business trips are not valid excuses for failing to meet a deadline. Employees will receive instructions regarding these submissions and the due dates. Please contact the Code of Ethics staff for assistance.

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Section 6 — General Ethics Rules for All Employees

Putnam employees are expected to act ethically at all times in connection with their employment. In addition to complying with the specific provisions of this section, employees should contact the Code of Ethics staff or the Ombuds if they are not sure how to proceed in any circumstances involving ethical issues or questions.

6.1. Conflicts of Interest

Your obligation to act ethically at all times includes the ethical handling of actual, apparent, and potential conflicts of interest between personal and business affairs. Please note that when this Section 6.1 refers to a “conflict of interest,” it is referring to actual, apparent, and potential conflicts of interest. Conflicts of interest may arise in various circumstances, some of which are covered in the specific situations set forth in the other portions of this Section 6. However, it is not possible to set forth each specific situation under which a conflict of interest may arise.

A conflict of interest arises when a person’s personal affairs interfere with the interests of Putnam or Putnam’s clients. A conflict of interest can also arise when an employee or a member of his or her Immediate Family takes an action or has an interest that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise when an employee or a member of his or her Immediate Family receives or grants improper personal benefits as a result of his or her position or in the event that an employee or a member of his or her Immediate Family enters into transactions or agreements with any entity or person with whom Putnam has a business or financial relationship. Putnam employees must recognize (including through their personal trading and conduct) that the firm’s clients always come first, that the employees and the firm must avoid any actual or potential abuse of our positions of trust and responsibility, and that the employees and the firm must never take inappropriate advantage of our positions.

Given that actual, apparent, and potential conflicts of interest may often not be clear-cut, if you have any question or doubt whatsoever, you should consult the Code of Ethics Officer or Deputy Code of Ethics Officer prior to engaging in the activity in question. Any employee who becomes aware of a conflict, potential conflict, or the appearance of a conflict is strongly encouraged to bring it to the attention of the Code of Ethics Officer or Deputy Code of Ethics Officer.

6.2. Outside Business Activities

No Putnam employee shall serve as employee, officer, director, trustee, or general partner of a corporation or entity other than Putnam, without prior written approval of the Code of Ethics Officer, who may also confirm that the employee’s manager has approved such outside position. Requests for a role at a publicly traded company are especially disfavored and are closely reviewed. Permission will be granted only in extenuating circumstances.

All employees must provide a written request seeking approval from the Code of Ethics Officer by entering the details of the proposed position in the Code of Ethics PTA system. Employees may not engage in any outside employment activity until they receive an email approving their request. Employees hired at Putnam with an outside position must disclose the position upon hire in the system and may be required to resign such position if the position presents conflicts of interest or other issues.

FINRA-licensed employees under PRM also have an obligation to disclose outside positions to, and receive approval from, the PRM Compliance Department. Employees must also keep this information accurate by updating their profile in the Code of Ethics system and updating the PRM Compliance Department if they change or terminate a position previously approved.

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6.3. Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments

6.3(a)

An employee may serve as a volunteer, officer, director, or trustee of a charitable or not-for-profit institution, provided that the employee abides by the Code of Ethics with respect to any investment activity for which he or she has any discretion or input as a volunteer, officer, director, or trustee. The pre-clearance and reporting requirements of the Code of Ethics do not apply to the trading activities of such charitable or not-for-profit institutions for which an employee serves as a volunteer, officer, director, or trustee unless the employee has discretion for the account. You must contact the Code of Ethics staff if you are asked to serve in a role in which you may have discretion, investment, or financial authority for a charitable or not-for-profit institution to discuss whether such position is permissible and whether you must perform any additional actions prior to serving in such role.

6.3(b)

Except as stated below, no Putnam employee shall serve as a trustee, an executor, a custodian, or any other fiduciary, or as an investment advisor or a counselor for any account outside Putnam. Putnam employees may serve as a fiduciary with respect to a religious or charitable trust or foundation, provided that the employee abides by the Code of Ethics with respect to any investment activity for which she has any discretion or input. The pre-clearance and reporting requirements of the Code of Ethics apply to the trading activities of such a religious or charitable trust or foundation if the employee has discretion for the account.

6.3(c) Family Trust or Estate Exception

Putnam employees may serve as a fiduciary with respect to a family trust or estate, as long as the employee abides by all of the Rules of the Code of Ethics with respect to any investment activity over which he has any discretion.

6.4. Service Asa Public Official

An employee seeking to serve in an official capacity (elected or unelected, with or without compensation) for any government, government agency, or instrumentality must contact the Code of Ethics Officer prior to serving in such capacity. The Code of Ethics Officer shall review such prospective service to determine whether the service could create any potential conflicts of interest for Putnam (e.g., service of a government body that can select investment managers for a public pension plan) and to determine any appropriate steps to address conflicts.

6.5. Family Members’ Conflict Policy

No employee or member of an employee’s Immediate Family shall have any direct or indirect personal financial interests in companies that do business with Putnam, unless such interest is disclosed and approved by the Code of Ethics Officer.

6.5(a) Corporate Purchase of Goods and Services

Putnam will not acquire goods and services from any firm in which a member of an employee’s Immediate Family serves as a sales representative or in a senior management capacity, or has an ownership interest (excluding normal investment holdings in public companies), unless permission is obtained from the Chief Financial Officer and the Code of Ethics Officer. Any employee who is aware of a proposal to purchase goods and services from a firm with which a member of the employee’s Immediate Family has one of these associations must notify the Chief Financial Officer and the Code of Ethics Officer.

6.5(b) Portfolio Trading

Putnam will not allocate any client trades to any firm that employs a member of an employee’s Immediate Family as a sales representative to Putnam (in a primary, secondary, or backup role). Any Putnam employee who is aware that an Immediate Family member serves as a broker-dealer’s sales representative to Putnam should inform the Code of Ethics Officer.

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6.5(c) Definition of Immediate Family (specific to this rule)

“Immediate Family” of an employee means (1) spouse, fiancé(e), or domestic partner of the employee, (2) any child, sibling, or parent of an employee and any person married to a child, sibling, or parent of an employee, and (3) any other person who lives in the same household as the employee.

6.6. CFA Institute Code of Ethics and Standards of Professional Conduct

All members of the Investment Division and any other CFA institute Members or Candidates must follow and abide by the spirit of the Code of Ethics and the Standards of Professional Conduct of the CFA Institute as in effect from time to time (see the Appendix for a copy of the version in force as of the date of the Putnam Investments Code). The text of the CFA Institute Code of Ethics and Standards of Professional Conduct can be found on the Putnam Compliance Department intranet home page, which is accessible from the Putnam intranet home page. The terms of Putnam’s Code of Ethics shall govern in any case where there is a conflict between the terms of this Code and the CFA Institute Code of Ethics and Standards of Professional Conduct. Please contact the Code of Ethics Officer with any questions.

6.7. Business Ethics, Ombuds, and Hotlines

6.7(a)

If a Putnam employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Putnam, the activity should be reported immediately to Putnam’s Controller, Chief Compliance Officer, or Code of Ethics Officer through the Ombuds or hotlines described below or through Putnam’s Human Resources department.

6.7(b)

Putnam has established the office of the corporate Ombuds as a resource to help employees address legal or ethical issues in the workplace and to allow employees to voice concerns or seek clarity on issues. The Ombuds provides a confidential, independent, and impartial source to employees to discuss potential violations of law or of company standards without fear of retribution, and serves as a neutral party with no vested interest in a particular outcome.

6.7(c)

An employee who does not feel comfortable reporting activity in the manner described in 6.7(a) may instead contact any of the following on an anonymous basis:

•The Putnam Ethics hotline at 1-888-475-4210,

•The Putnam Funds Trustees’ hotline at 1-866-858-4155, or

•Putnam’s Ombuds at 1-866-ombuds7 (866-662-8377).

6.7(d)

Employees will not be retaliated against for reporting information in good faith and in accordance with this Code. Putnam will not terminate employment, demote, transfer to an undesirable assignment, or otherwise discriminate against or harass an employee for calling attention to suspected unethical or illegal acts. It is a violation of this Code to intimidate or impose any other form of retaliation on an employee who reports any actual or suspected illegal or unethical conduct. Putnam takes claims of retaliation very seriously and will promptly investigate allegations of retaliation, subjecting anyone found responsible for retaliating against an employee who reported unethical or illegal conduct to disciplinary action up to and including termination of employment. However, an employee who knowingly makes a false report may be subject to discipline.

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Section 7 — Material, Non-Public Information and Insider Trading

7.1. Material, Non-Public Information and Insider Trading

Antifraud provisions of the U.S. securities laws as well as the laws of other countries generally prohibit persons who possess material, non-public information from trading on or communicating that information to others. Putnam’s policies, including the Insider Trading Policy that is disclosed along with other compliance policies on the Chief Compliance Officer’s Intranet page, call for strict compliance with such laws. Unlawful trading while in possession of material, non-public information is a very serious matter and can be a crime punishable by imprisonment. There is also significant monetary liability for an inside trader, which can include liability to private plaintiffs and/or the Securities and Exchange Commission, which can seek a court order requiring a violator to pay back profits, as well as penalties substantially greater than those profits. In certain cases, controlling persons of inside traders, including supervisors of inside traders or Putnam itself, can be liable for penalties.

Employees found to have conducted this activity will be immediately referred to the Code of Ethics Oversight Committee or Putnam’s Chief Executive Officer to determine the appropriate sanction, up to and including termination.

While employees in the Investment Division are most likely to come into contact with material, non-public information, the rules (and sanctions) in this area apply to all Putnam employees (see Section 7.2 for information on what to do if you believe you may have material, non-public information).

7.2. Reporting and Restrictions

Any employee who believes he or she is (or may be) in possession of material, non-public information must immediately contact Putnam’s Chief Compliance Officer or an attorney in Putnam’s Legal Department and provide details on the information received and the source. The employee must also take precautions to maintain the confidentiality of the information in question, and not share this information with anyone outside of Putnam’s Legal and Compliance Division. This provision does not, however, prevent any employee who suspects possible violations of law or regulation from providing such information to Putnam’s Controller, Chief Compliance Officer, or Code of Ethics Officer through the Ombuds or hotlines or through Putnam’s Human Resources department as described in Section 6.6 or to any governmental agency or entity, or self-regulatory authority, including but not limited to the Securities and Exchange Commission or the Financial Industry Regulatory Authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

After reviewing the facts and circumstances, Putnam’s Chief Compliance Officer or Putnam’s Legal Department will make a determination as to whether possession of the information warrants restricting trading activity in the issuer’s securities for client accounts as well as personal securities transactions for employees or whether other steps are appropriate, such as the establishment of an information barrier or other trading restrictions.

7.3. Special Provisions Applicable to Putnam Affiliates

Any employee wishing to place a trade in the securities of Great-West Lifeco Inc., Power Financial Corporation, Power Corporation of Canada, or IGM Financial Inc. must contact the Code of Ethics Officer or the Deputy Code of Ethics Officer to request manual approval of the pre-clearance request. An employee requesting such approval must certify that he or she is not in possession of any material, non-public information regarding the company in which he or she is seeking to place a trade. The decision whether or not to grant the pre-clearance request is in the sole discretion of the Code of Ethics Officer and the Deputy Code of Ethics Officer. The Code of Ethics Officer and Deputy Code of Ethics Officer will reject any such request for pre-clearance made by (i) directors of a Putnam-branded subsidiary of Putnam Investments, LLC; and persons who hold the office of chief executive officer, chief operating officer, chief financial officer, president, vice- president, secretary, assistant secretary, treasurer, or assistant treasurer of Putnam or its Putnam-branded subsidiaries, and any other person who performs functions similar to those normally performed by a person holding such office (as determined by the Legal and Compliance Department) during the period beginning five weeks before and ending two full trading days after the issue of a press release announcing quarterly or annual financial results of Great-West Lifeco Inc.

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7.4. Putnam Equity Plan, TH Lee Funds, and Putnam Hedge Funds

Great-West Lifeco Inc. stock shares owned by Putnam Investments, LLC Equity Incentive Plan (or any successor plan) share- holders are administered by the Putnam HR department; therefore, holdings of such shares do not need to be reported under this Code. In addition, the exercise of rights under the Putnam Investment, LLC Equity Incentive Plan to acquire Great-West Lifeco Inc. stock and the sale of such stock during specified window periods does not need to be pre-cleared under this Code, and such transaction does not need to be reported on the quarterly transaction report for Access Persons. However, if an employee holds Great-West Lifeco Inc. stock shares outside of the Putnam Investments, LLC Equity Incentive Plan (for example, in a brokerage account), such brokerage account and the holding must be reported under this Code.

Investments in Putnam hedge funds and in certain TH Lee private funds by employees are administered by the Putnam HR department. Therefore, employees do not need to pre-clear or report such funds under this Code.

7.5. PIL Employees

For PIL employees, certain topics are covered by the Market Abuse rules of the U.K. Financial Conduct Authority. PIL employees receive information on this topic in their annual instructor-led code of ethics and compliance training.

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Section 8 — Sanctions

The Code of Ethics Oversight Committee reviews violations of the Code by employees and approves sanctions that it believes fit the circumstances. These sanctions include written warnings, trading bans, suspension or termination of employment, and disgorgement of profits (or payment of losses avoided) from impermissible trading. Sanctions will apply even if the exception results from inadvertence rather than intentional behaviors, although the Committee’s belief that an employee has violated the Code of Ethics intentionally may result in more severe sanctions. Sanctions for subsequent violations (based on a rolling three-year measurement period) may be more severe than for an employee’s initial violation. Sanctions are communicated to the employee and the employee’s manager. All violations concerning the use of material, non-public information, failure to report inside information, or insider trading will be presented to the Code of Ethics Oversight Committee to determine the appropriate sanction, up to and including termination. Severe criminal penalties may also be imposed.

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Section 9 — Procedures for Determinations and Exemptions

No perceived ambiguity in the Code of Ethics shall excuse any violation. Any employee who has a question concerning the applicability of the Code or believes the Code to be ambiguous in a particular situation should request a determination from the Code of Ethics Officer in advance of the conduct. Employees may also request an exemption from the Code of Ethics if they do so in advance of the conduct or transaction sought to be exempted.

Any employee seeking a determination or exemption shall provide the Code of Ethics Officer with such information as the Code of Ethics Officer deems necessary to render the determination or make a decision on the exemption.

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Appendix

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

CFA Institute

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
- Place the integrity of the investment profession and the interests of clients above their own personal interests.
- Use reasonable care and exercise independent professional judg-ment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
- Promote the integrity and viability of the global capital markets for the ultimate benefit of society.
- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. **Knowledge of the Law.** Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. **Independence and Objectivity.** Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. **Misrepresentation.** Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. **Misconduct.** Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. **Material Nonpublic Information.** Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. **Market Manipulation.** Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

© 2014 CFA Institute

www.cfainstitute.org

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III. DUTIES TO CLIENTS

A. **Loyalty, Prudence, and Care.** Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests.

B. **Fair Dealing.** Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. **Suitability.**

1. When Members and Candidates are in an advisory relationship with a client, they must:
   a. Make a reasonable inquiry into a client's or prospective client's investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
   b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
   c. Judge the suitability of investments in the context of the client's total portfolio.
2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. **Performance Presentation.** When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. **Preservation of Confidentiality.** Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,
2. Disclosure is required by law, or
3. The client or prospective client permits disclosure of the information.

F. DUTIES TO EMPLOYERS

A. **Loyalty.** In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. **Additional Compensation Arrangements.** Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer's interest unless they obtain written consent from all parties involved.

C. **Responsibilities of Supervisors.** Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. **Diligence and Reasonable Basis.** Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. **Communication with Clients and Prospective Clients.** Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.
3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. **Record Retention.** Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. **Disclosure of Conflicts.** Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. **Priority of Transactions.** Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. **Referral Fees.** Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. **Conduct as Participants in CFA Institute Programs.** Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

B. **Reference to CFA Institute, the CFA Designation, and the CFA Program.** When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

CFA Institute

www.cfainstitute.org

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